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Exhibit 11

Ballantyne of Omaha, Inc. and Subsidiaries
Computation of Net Loss Per Share of Common Stock
Three Months Ended March 31, 2001 and 2000

	2001	2000
Basic Net Loss Per Share
Net loss applicable to common stock	$(464,073)	$(808,939)
Weighted average common shares outstanding	12,512,672	12,459,323

Basic loss per share	$(0.04)	$(0.06)

Diluted Net Loss Per Share
Net loss applicable to common stock	$(464,073)	$(808,939)
Weighted average common shares outstanding	12,512,672	12,459,323
Assuming conversion of options outstanding #	—	—

Weighted average common shares outstanding, as adjusted	12,512,672	12,459,323

Diluted net loss per share	$(0.04)	$(0.06)

# Diluted net loss per share for the three months ended March 31, 2001 and 2000 excludes potential common shares of stock options of 66,840 and 450,218 shares for 2001 and 2000, respectively as they are anti-dilutive and would result in a reduction of loss per share.

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  Exhibit 11
Ballantyne of Omaha, Inc. and Subsidiaries Computation of Net Loss Per Share of Common Stock Three Months Ended March 31, 2001 and 2000